Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-169824 of our report dated January 7, 2011 (except for Note 23 and the first paragraph of Note 32, as to which the date is January 28, 2011) relating to the consolidated financial statements of EverBank Financial Corp and subsidiaries as of September 30, 2010 and December 31, 2009 and for the nine months ended September 30, 2010 appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Jacksonville, Florida
February 4, 2011